FOR IMMEDIATE RELEASE
CONTACT: BETH BRANHAM               TOMMY LOOPER
         843.946.3191               843.946.3164

         Anchor Financial Corporation's Fourth Quarter Earnings Outlook Revised

Myrtle Beach, SC, December 6, 1999 - Anchor Financial Corporation (Nasdaq:AFSC) today announced that it expects lower fourth quarter earnings than previously expected. This results primarily from loan losses identified in the merger of Bailey Financial Corporation and, to a lesser extent, from pressures on the company's net interest margin caused by several weeks of slower than normal business conditions in many of Anchor's markets following Hurricanes Floyd and Irene.

Following three quarters of operating earnings per share in the $.45 to $.48 range, management has lowered projections for the fourth quarter to a level of $.35 to $.38 per share. Return on average assets for the year would be lowered from the previously expected range of 1.30% to 1.35% to 1.20% to 1.25% and return on equity for the year would drop into the 16.0% to 16.5% range from the 17.0% to 17.5% range. Chairman, President and Chief Executive Officer,
Stephen L. Chryst said, "We expect net loan losses this year of around $1.75 million, and of that amount, approximately $1.3 million have been taken in the Bailey portfolio to absorb losses and properly align credit risk. Net losses for the entire year will still be only 0.20% of average outstanding loans, which will compare favorably to industry standards, but this level of losses is higher than what we expected."

Chryst stated, "It is not our policy to report earnings estimates prior to quarter end, however in an effort to keep shareholders fully informed, we feel this announcement is appropriate." Chryst expressed disappointment with the level of losses in the Bailey transactions. He said, "We have carefully reviewed the situation and the processes involved in these credit conditions and we are taking the conservative approach in recognizing these losses in the fourth quarter. We do not expect this situation to affect earnings going forward."

Anchor Financial Corporation, with assets of $1.2 billion, is the parent of The Anchor Bank. The Corporation's common stock trades on The Nasdaq Stock Market under the symbol AFSC. Please visit our web site at www.anchorfinancialcorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including regulatory approvals, completion of the due diligence process, success of acquiring new locations and integrating newly-acquired branches, additional expansion opportunities, the effect of changing economic conditions, product demand, changes in the regulatory environment, and other risk factors detailed in Anchor's Securities and Exchange Commission filings.


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